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                                                                     Exhibit 2.1

                            STOCK PURCHASE AGREEMENT
                            ------------------------


          This Stock Purchase Agreement, dated as of June 17, 1997 (this "Agreement"), is made by and among OHM Corporation, an Ohio corporation ("Buyer"), Beneco Enterprises, Inc., a Utah corporation (the "Company"), Bennie Smith, Jr., Robert Newberry and Scott Doxey (collectively, the "Shareholders").


                                R E C I T A L S:
                                ----------------

          A. The Shareholders are the beneficial and record owners of all the issued and outstanding shares of capital stock of the Company (the "Shares").

          B. The Shareholders desire to sell to Buyer, and Buyer desires to purchase from the Shareholders, all of the Shares upon the terms set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and subject to the terms herein set forth, the parties hereby agree as follows:


SECTION 1.  DEFINITIONS
            -----------

          For purposes of this Agreement:

          "ACCOUNTS RECEIVABLE" shall have the meaning set forth in Section
4.19.

          "ACTIONS" shall mean any pending, threatened or potential claim, demand, dispute, litigation, action, suit, indictment, investigation, proceeding, hearing, complaint, assessment, fine, penalty, inquiry or judgment, administrative or judicial, at law or in equity.

          "AFFILIATE" shall mean with respect to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person owns 10% or more of any class of stock of the "controlled" Person or possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of stock or partnership interests, by contract, or otherwise.

          "AGREEMENT" has the meaning set forth in the preamble hereto.

          "ANCILLARY AGREEMENTS" shall mean the Employment Agreements and any other agreement or certificate contemplated by this Agreement, in each case only as applicable to the relevant

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party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

          "AUDITED FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 4.9(a).

          "BUYER" shall have the meaning set forth in the preamble hereto.

          "CERCLA" shall have the meaning set forth in Section 4.17(b)(viii).

          "CLAIMANT" shall have the meaning set forth in Section 7.3.

          "CLOSING" shall have the meaning set forth in Section 3.1.

          "CLOSING DATE" shall have the meaning set forth in Section 3.1.

          "CODE" shall have the meaning set forth in Section 4.29(d).

          "COMMON SHARES" shall mean the common stock, par value $0.01 per share, of the Company.

          "COMPANY" shall have the meaning set forth in the preamble hereto.

          "CONSENTS" shall mean any consent, approval, authorization, qualification, waiver, novation or notification of a Governmental Authority or any other Person.

          "CONTAMINANTS" shall mean any contaminant, pollutant or hazardous substance, as defined by CERCLA, as well as any waste materials, petroleum and petroleum products and/or derivatives, or polychlorinated biphenyls (PCBs).

          "CONTRACTS" shall have the meaning specified in Section 4.3.

          "DAMAGES" shall mean all damages, dues, penalties, assessments, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and attorney's fees and expenses, as well as such consequences resulting from Actions or Orders.

          "DEDUCTIBLE" shall have the meaning set forth in Section 7.8.

          "EFFECTIVE DATE" shall have the meaning set forth in Section 3.4.

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          "EMPLOYEE PLANS" shall have the meaning set forth in Section 4.29(a).

          "EMPLOYMENT AGREEMENTS" shall mean the agreements to be delivered at the Closing as set forth in Section 3.2(g).

          "ENVIRONMENTAL LAWS" shall have the meaning set forth in Section 4.17(a).

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "GAAP" shall mean United States generally accepted accounting principles.

          "GOVERNMENTAL AUTHORITY" shall mean any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

          "GOVERNMENT CONTRACTS" shall mean Contracts relating to procurements by or on behalf of any Governmental Authority, including instances when the Company has acted as a subcontractor at any tier.

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INDEMNIFIED PARTY" shall have the meaning set forth in Section
7.4(a).

          "INDEMNIFYING PARTY" shall have the meaning set forth in Section
7.4(a).

          "INDEMNITOR" shall have the meaning set forth in Section 7.3.

          "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 4.14.

          "INTERIM FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 4.9(a).

          "INVESTMENT" shall mean any equity interest, directly or indirectly, in any Person.

          "IRS" shall have the meaning set forth in Section 4.29(e).

          "LAWS" shall mean any law, statute, code, ordinance, rule, regulation, administrative or executive order, constitution, treaty, principle of common law or other




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requirement of any Governmental Authority, including, without limitation, the
Fair Labor Standards Act and the Davis-Bacon Act.

          "LIENS" shall mean any mortgage, easement, right of way, lien, option, pledge, encumbrance, adverse claim, security interest, community property interest, claim, charge, defect in title, right of first refusal or restriction of any kind, including any restrictions on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

          "MARCH 31 INCOME AND CASH FLOW STATEMENTS" shall have the meaning set forth in Section 4.9(a).

          "MARCH 31 BALANCE SHEET" shall have the meaning set forth in Section 4.9(a).

          "MATERIAL CUSTOMERS" shall have the meaning set forth in Section 4.24.

          "NET ASSET VALUE" shall mean the difference between (i) the total assets of the Company as of the date of determination excluding cash reduced by
(ii) the total liabilities of the Company as of the date of determination, in each case as determined in accordance with GAAP by Buyer and reviewed by Buyer's accountants.

          "NET WORKING CAPITAL VALUE" shall mean the difference between (i) the total current assets of the Company (excluding cash) as of the date of determination reduced by (ii) the total current liabilities of the Company as of the date of determination, in each case as determined in accordance with GAAP by Buyer and reviewed by Buyer's accountants.

          "NOTES" shall have the meaning set forth in Section 2.2(b).

          "OPTIONS" shall mean any option, warrant, call, convertible or exchangeable security, right of conversion or exchange, subscription, unsatisfied preemptive right, other agreement or right of similar nature, whether oral or written.

          "ORDERS" shall mean any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

          "ORDINARY COURSE OF BUSINESS" shall mean with respect to any Person, the ordinary course of business consistent with past custom and practice of such Person.

          "PERMITS" shall mean any license, permit, authorization, grant, approval, franchise, waiver, Consent, qualification or similar document or authority issued or granted by any Governmental Authority.


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          "PERSON" shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.


          "PURCHASE PRICE" shall have the meaning set forth in Section 2.2.

          "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

          "SHAREHOLDERS" shall have the meaning set forth in the preamble hereto.

          "SHARES" shall have the meaning set forth in the recitals to this Agreement.

          "SUBSIDIARIES" shall mean any Person of which the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person, whether or not at the time the shares of any other class or classes or other equity interests of such Person shall have or might have voting power by reason of the happening of any contingency, are at the time owned, directly or indirectly, by the Company, by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

          "TAXES" shall mean any domestic or foreign federal, state or local income, franchise, business, occupation, sales/use, manufacturer's excise, payroll, withholding, Federal Insurance Contributions Act and employment and unemployment taxes, personal and real property taxes and all other taxes or charges (including all interest and penalties) measured, assessed, levied or imposed by any Governmental Authority.

          "THIRD PARTY CLAIM" shall have the meaning set forth in Section
7.4(a).

          "1933 ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as in effect from time to time.


SECTION 2.  SALE AND PURCHASE OF STOCK
            --------------------------

          2.1 SALE AND PURCHASE OF STOCK. At the Closing (a) the Shareholders shall sell, assign and transfer all of the Shares to Buyer, (b) each of the Shareholders shall deliver to Buyer one or more stock certificates representing the Shares owned by that Shareholder, with duly executed stock powers attached reasonably satisfactory to Buyer in proper form for transfer, (c) Buyer shall purchase all of the Shares free and



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clear of all Liens, and (d) Buyer shall pay and deliver to the Shareholders the
Purchase Price.

          2.2 PURCHASE PRICE. In full consideration for the Shares, Buyer shall
(a) pay to the Shareholders by bank wire transfer an aggregate amount in cash equal to $9,700,000 at the Closing, which will be distributed among the Shareholders as set forth in SCHEDULE 2.2, and (b) deliver to the Shareholders subordinated, unsecured promissory notes in the aggregate principal amount of $5,000,000 (collectively, the "Notes"), which will be issued and payable to the Shareholders as set forth in SCHEDULE 2.2. The cash and Notes are referred to herein as the "Purchase Price".



SECTION 3.  CLOSING AND DELIVERIES
            ----------------------

          3.1 CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Ave., Cleveland, Ohio 44114, at 10:00 a.m., Cleveland time, or such other place as the parties mutually agree upon, June 17, 1997 (the "Closing Date"), simultaneously with the execution and delivery of this Agreement.

          3.2 DELIVERIES BY THE SHAREHOLDERS. At the Closing, the Shareholders shall deliver or cause to be delivered to Buyer the following:

          (a) one or more certificates representing the Shares, accompanied by duly executed stock powers in proper form for transfer;

          (b) the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Utah;

          (c) a good standing certificate issued by the Secretary of State of the State of Utah;

          (d) a certificate of the Secretary of the Company certifying as to (i) the resolutions authorizing this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement and (ii) the Bylaws of the Company;

          (e) a tax certificate showing that the Company has paid its franchise taxes in the State of Utah;

          (f) all documents requested by Buyer necessary to reconstitute the Board of Directors of the Company;

          (g) the Employment Agreements executed by Bennie Smith, Jr., Robert Newberry and Scott Doxey;


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          (h) the legal opinion of Kirton & McConkie, in form and substance reasonably satisfactory to Buyer;

          (i) all books and records in their respective possession or under their respective control relating to the Company, including, without limitation, all tax returns and other books and records relating to Taxes;

          (j) evidence, in form reasonably satisfactory to Buyer that, as of the Closing Date, (i) the balance sheet and bank accounts of the Company each reflects a cash balance of at least $3,000,000 plus the aggregate net income of the Company from the Effective Date through the Closing Date, and (ii) all outstanding indebtedness of the Company shall have been satisfied, extinguished or eliminated other than current trade payables, deferred revenues and accrued expenses (which in each case shall be consistent with, and incurred in, the Ordinary Course of Business and consistent with sound and past practices, but in any event any trade payables shall be current within 30 days of Closing);

          (k) evidence, in form reasonably satisfactory to Buyer, that the Company's S corporation status shall have been terminated as of a date acceptable to Buyer;

          (l) evidence that the waiting period under the HSR Act shall have been terminated early or shall have expired; and

          (m) a certificate, executed by a duly authorized officer of the Company, certifying as to (i) the accuracy of the Company's and the Shareholders' representations and warranties set forth herein, (ii) the Company's and the Shareholders' compliance with their respective covenants and agreements, and (iii) the absence of any Action, Order or Law which prohibits or has the effect of prohibiting the consummation of the transactions contemplated hereby or makes such consummation illegal.

          3.3 DELIVERIES BY BUYER. At the Closing, Buyer shall (a) deliver or cause to be delivered cash in the amount set forth in Section 2.2(a) and payable as set forth in SCHEDULE 2.2, (b) the Notes in the aggregate amount set forth in
Section 2.2(b) and payable as set forth in SCHEDULE 2.2, and (c) the Employment Agreements, executed by Buyer and the Company.

          3.4 EFFECTIVE DATE. For tax and accounting purposes, the effective date of the transactions contemplated hereby shall be June 1, 1997 (the "Effective Date").



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SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE COMPANY
           ------------------------------------------------------------------

          Each of the Shareholders and the Company, jointly and severally, represents and warrants to Buyer that:

          4.1 ORGANIZATION, POWER AND AUTHORITY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah and has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted. Except as disclosed on SCHEDULE 4.1, neither the Company nor any predecessor thereof has, during the preceding five years, been known as or used any corporate, fictitious or trade names or trade styles. SCHEDULE 4.1 contains copies of the Articles of Incorporation and Bylaws of the Company that are true, correct and complete copies thereof.

          4.2 VALIDITY OF AGREEMENTS; AUTHORITY. This Agreement and the Ancillary Agreements constitute the legal, valid and binding obligations of the Shareholders and the Company, enforceable against the Shareholders and the Company in accordance with their terms. The Company has the corporate power and authority to enter into this Agreement and the Ancillary Agreements and to undertake and perform fully the transactions contemplated hereby or thereby. All necessary corporate action has been taken by and on behalf of the Company with respect to the authorization, execution, delivery and performance of this Agreement and the Ancillary Agreements. Each of the Shareholders has full capacity, authority, power and right to (i) execute and deliver this Agreement and the Ancillary Agreements, (ii) transfer and deliver to Buyer the Shares owned by such Shareholder and (iii) perform their other obligations under this Agreement and the Ancillary Documents. The Shareholders are acquiring the Notes for their own account and not with a view to their distribution within the meaning of Section 2(11) of the 1933 Act. Each Shareholder is an "accredited investor" as such term is defined in Rule 501(a) under the 1933 Act.

          4.3 NO BREACH. Neither the execution and delivery of this Agreement or the Ancillary Agreements by the Shareholders and the Company nor the performance of their obligations hereunder or thereunder will, directly or indirectly (with or without notice or lapse of time, or both): (a) violate, conflict with or result in a breach of any Laws or Orders or the Articles of Incorporation or Bylaws of the Company, (b) violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute a default under the terms of, any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license, arrangement or other instrument, whether written or oral, express or implied (collectively, "Contracts"), to which the Company or any Shareholder is a party or by which any of the assets or



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properties of the Company are bound, (c) result in the creation or imposition of any Liens with respect to, or otherwise have an adverse effect upon, the Shares or any of the properties or assets of the Company; (d) cause Buyer to become subject to, or become liable for the payment of any Tax, except those Taxes which Buyer will incur in the ordinary course of business in connection with the operations of the Company after the Effective Date, or (e) cause any assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Authority.

          4.4 CAPITALIZATION. The authorized capital stock of the Company consists of 5,000,000 Common Shares, of which only 11,574 Common Shares are issued and outstanding, all of which were duly issued and are fully paid and nonassessable. There are no other equity or debt interests in the Company and no outstanding options, warrants, scrip, participation capital, rights to subscribe to, calls, commitments or agreements of any character whatsoever relating to or securities or rights convertible into or exchangeable for, equity or debt interests of the Company. Each of the Shareholders (a) is the record and beneficial owner of all of the Shares set forth opposite his name on SCHEDULE 4.4; (b) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement and the Ancillary Agreements and to sell, assign, transfer and deliver the Shares to Buyer, and (c) has good and marketable title to the Shares set forth opposite his name on SCHEDULE 4.4 free and clear of all Liens or Options. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Buyer shall acquire good and marketable title to the Shares, free and clear of all Liens. No legend or other reference to any purported Lien appears upon any certificate representing equity securities of the Company. None of the outstanding securities or other securities of the Company was issued in violation of the 1933 Act or any other Law.

          4.5 OPTIONS OR OTHER RIGHTS. There are no authorized or outstanding Options providing for or relating to the issuance, transfer or voting of any Shares or any unissued securities of the Company.

          4.6 SUBSIDIARIES AND INVESTMENTS. The Company has no Subsidiaries and has no Investments.

          4.7 DISTRIBUTIONS. Except as set forth in SCHEDULE 4.7, the Company has not made any distributions or payments to the Shareholders since December 31, 1996, except for normal salaries and fees for services rendered.

          4.8 CONSENTS. Except as set forth in SCHEDULE 4.8, no Consents are required in connection with the execution and delivery by the Shareholders or the Company of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.



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          4.9 FINANCIAL STATEMENTS.

          (a) The Company has delivered to Buyer correct and complete copies of
(i) the audited balance sheets of the Company as of December 31, 1996 and 1995, and the related audited statements of income and cash flows for the years then ended, together with the notes thereto and the reports thereon of the independent auditors of the Company, and the other financial information included therewith (collectively, the "Audited Financial Statements"), and (ii) the unaudited balance sheet of the Company as of March 31, 1997 (the "March 31 Balance Sheet") and the related unaudited statement of income for the three-month period then ended (the "March 31 Income Statement," together with the March 31 Balance Sheet, the "Interim Financial Statements").

          (b) The Audited Financial Statements and the Interim Financial Statements (i) are accurate and complete in all material respects and are consistent with the books and records of the Company (which are accurate and complete in all material respects), (ii) have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and (iii) fairly present the financial position, results of operations and cash flows of the Company at the respective dates thereof and for the periods therein indicated.

          4.10 NO MATERIAL ADVERSE CHANGE. Except as set forth in SCHEDULE 4.10, from December 31, 1996 to the date of this Agreement, there has been no material adverse change in the assets or liabilities, financial condition, business, results of operations or prospects of the Company, and no event has occurred or circumstances exist that may result in such a material adverse change. Since December 31, 1996, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

          (a) Change in such stated capital or equity interests of the Company; grant of any option or right to purchase shares of the Company; issuance of any security convertible into such shares; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Company of any such shares; or declaration or payment of any shares in the Company's profits;

          (b) Amendment to the organizational documents of the Company;

          (c) Payment or increase by the Company of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

          (d) Damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance,



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materially and adversely affecting the properties, assets, business, financial condition or prospects of the Company;

          (e) Sale, lease or other disposition of any asset or property of the Company or mortgage, pledge or imposition of any Lien on any material asset or property of the Company, including the sale, lease or other disposition of any of the Intellectual Property;

          (f) Change in the accounting methods used by the Company;

          (g) Incurrence or payment (other than regularly scheduled payments under debt obligations existing as of December 31, 1996) of any indebtedness for borrowed money or any incurrence of or commitment to incur any material capital expenditures by the Company, in each case, in excess of $5,000;

          (h) Acquisition of any assets or properties or any commitment to do so by the Company, in each case, in excess of $5,000; or

          (i) Agreement, whether oral or written, by the Company to do any of the foregoing.

          4.11 AGREEMENTS. Except as set forth in SCHEDULE 4.11, the Company is not a party to or bound by (a) any Contracts relating to the employment of any Person by the Company, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement insurance, health, welfare or other employee benefit plan, (b) any loan or advance to, or investment in, any other Person or any Contracts relating to the making of any such loan, advance or investment, (c) any indemnity, or any guarantee or other contingent liability, whether written or oral, in respect of any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the Ordinary Course of Business), (d) any Contracts limiting the freedom of the Company to engage in any line of business or to compete with any other Person, (e) Contracts requiring future payments in excess of $10,000, (f) any Government Contract, (g) any Contract upon which any material part of the business of any of the Company is dependent or which, if breached, would have a material adverse effect on the assets, liabilities, properties, operations, prospects, business or results of operations of the Company, (h) any Contract with any officer, director, shareholder, partner or Affiliate of any the Shareholders or the Company, (i) any Contract pursuant to which any Lien against any asset or property of any of the Company is created or imposed or (j) any other material Contract. All of such Contracts and instruments set forth in SCHEDULE 4.11 (or required to be set forth in SCHEDULE 4.11) are in full force and effect, there exists no default or breach thereunder by any party thereto, and the Company has not received any notice claiming that the Company



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has committed any such default or breach or indicating the desire or intention of any party thereto to amend, modify, rescind or terminate the same. True, correct and complete copies of all Contracts, including all amendments, listed in SCHEDULE 4.11 have been furnished to Buyer. The Contracts listed in SCHEDULE
4.11 constitute all of the Contracts necessary to conduct the business of the Company as currently conducted.

          4.12 LABOR RELATIONS AND PRACTICES. There are no material controversies pending, or to the best knowledge of the Company and the Shareholders, threatened between the Company and its employees. The Company has no Contracts with any labor union or other labor organization or employee bargaining group relating to its employees. The Company has no knowledge of any efforts being made on the part of any labor union or other labor organization or employee bargaining group or any employee with respect to representation or organization of any of the Company's employees. SCHEDULE 4.12 contains a complete and accurate list of all open claims for workers' compensation, including the names of the claimants, the claim numbers, the potential dollar liabilities to the insurer or the Company and the amounts paid to date.

          4.13 LICENSES AND PERMITS. SCHEDULE 4.13 sets forth a complete and accurate list and description of all Permits and other authorizations of any Governmental Authority held by the Company. Each of the Permits listed on
SCHEDULE 4.13 is valid and in full force and effect. The Company is in full compliance with the terms of such Permits and authorizations and there is no pending or, to the best knowledge of the Company and the Shareholders, threatened termination, expiration or revocation thereof. The Permits listed on
SCHEDULE 4.13 collectively constitute all of the Permits necessary to permit the Company to lawfully conduct and operate its business in the manner currently conducted and operate such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

          4.14 INTELLECTUAL PROPERTY. SCHEDULE 4.14 sets forth an accurate and complete list of all letters patents, patents, patent applications, patent licenses, software licenses, know-how, licenses, trade names, brand names, trade secrets, trademarks, copyrights, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications and all other intangible property rights or technology owned or used by the Company in the operation of its business (collectively, the "Intellectual Property"). Except as set forth in SCHEDULE 4.14, the Company, without payment of any license fee, royalty or similar charge, owns the entire right, title and interest in and to the Intellectual Property, and the Company has the exclusive right to use and license the same to others without infringement or violation of the rights of others. To the best knowledge of the Company and the Shareholders, there are no Actions, Orders or


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other adverse claims affecting or challenging the Intellectual Property. To the best knowledge of the Company and the Shareholders, no Person is infringing the Intellectual Property.


          4.15 LITIGATION AND ORDERS. (a) Except as set forth on SCHEDULE 4.15, there are no Actions against or affecting the Company or any of its properties or assets, including any seeking to enjoin or prevent the consummation of the transactions contemplated hereby, or otherwise claiming this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby are improper. There is no basis upon which any such Actions could reasonably be brought or initiated. (b) The Company and its properties and assets are not subject to any Orders. SCHEDULE 4.15 lists all Actions or series of related Actions against the Company or any predecessor (whether arising out of similar facts or circumstances, a consistent or pervasive course of conduct or practice or otherwise) which have been settled in the last five years for amounts in excess of $200,000 or settlements which have a material adverse effect on the assets or liabilities, financial condition, business, results of operations or prospects of the Company.

          4.16 TAXES. (a) All federal, state, local and foreign tax returns and reports that are or were required to be filed before the Closing by, or with respect to, the Company have been duly filed or caused to be filed, and, except with respect to the 1996 federal and state income tax returns of the Company (the "1996 Tax Returns"), no filing extension from the appropriate Governmental Authority has been obtained. All Taxes and assessments shown on such returns and reports as payable by or due from the Company have been timely paid. The properties and assets of the Company are not subject to any Liens, whether or not perfected, for any Taxes or assessments or similar government charges.

          (b) The Company made a timely and valid election to be treated as an "S corporation" for federal income tax purposes pursuant to Section 1362 of the Code (and for state purposes in all states in which the Company is engaged in business that permits such election) effective as of March 9, 1979 and such S corporation election has not been terminated or revoked. All Taxes owed, or which may be claimed to be owed, by the Company to any Governmental Authority for or with respect to periods ending at or before the date of this Agreement and all interest, penalties, assessments and deficiencies relating thereto, have been paid in full or accrued for in full and all statutes of limitations for assessment of Taxes due from the Company with respect to such periods have expired.

          4.17 ENVIRONMENTAL.

          (a) The Company's operations, properties and assets (i) are and have been in full compliance with the requirements of


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all applicable federal, state, local and foreign environmental, health and safety statutes and regulations, Orders, common law and other requirements having the force and effect of Law relating to public or workplace health and safety or pollution and protection of the environment (including, without limitation, those relating to the Release of materials into the environment) (collectively, "Environmental Laws"), and (ii) are not the subject of any federal, state, local or foreign investigation evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Contaminant into the environment. The Company possesses, is in compliance in all respects with, and has complied in all respects with, all Permits required for the conduct of the Company's business under Environmental Laws. All such permits are presently in full force and effect. For purposes of this Section 4.17, references to the Company shall be deemed to include any Affiliate and predecessor thereof and any such contractor of the Company for whose conduct or omission the Company may be held liable.

          (b) Except as set forth in SCHEDULE 4.17:

                    (i) The Company has not generated, stored, transported, recycled, treated, disposed of or otherwise handled in any way any Contaminants for itself or for any other Person, nor has any other Person at any time stored, transported, recycled, treated, disposed of or otherwise handled in any way any Contaminants on any property owned or leased by the Company at any time;

                    (ii) There are no locations where any Contaminants from the operation of the Company's business have been stored, treated, recycled or disposed of;

                    (iii) There are no Contaminants located on, within or under any land, buildings or other improvements owned or leased by the Company at any time, including any surface and subsurface waters on or under any real property owned or leased by the Company at any time;

                    (iv) There is no ongoing or threatened Release, and there has been no past Release, of Contaminants into the environment from the operation of the Company or from any facility at which any Contaminants generated by the Company have been stored, treated, recycled or disposed of;

                    (v) There are no PCB's nor any asbestos located on or within any land, building or other improvement owned or leased by the Company;

                    (vi) The Company is not under any current obligation imposed by any Governmental Authority to make any expenditure to achieve or maintain compliance with any environmental requirement;

                    (vii) The Company has no knowledge of any information indicating that any Person, including any employee, may have impaired health, or that the environment may have been damaged, as the result of the operation of the business of the Company or the Release of Contaminants from or on any land, building or other improvement owned or leased by the Company;

                    (viii) The Company has not received any oral or written notice that it is considered to be a potentially responsible party pursuant to the terms of the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"); and

                    (ix) No underground storage tanks are or have ever been located on any properties owned or leased by the Company.

          4.18 INSURANCE. (a) The Company has insurance policies in full force and effect for such amounts as are sufficient (i) for material compliance with all requirements of Law and of all Contracts to which the Company is a party or by which it is bound and (ii) to provide adequate insurance coverage for the assets and operations of the Company for all risks customarily insured against by a Person engaged in a similar business.

          (b) Set forth in SCHEDULE 4.18 is a list of all fire, liability and other forms of insurance and all fidelity bonds held by or applicable to the Company or its business or properties, setting forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage and annual premium. Except as noted on SCHEDULE 4.18, each policy is in full force and effect and will remain in full force and effect through the Closing. Except as set forth on SCHEDULE 4.18, no event relating to the Company or its business has occurred which can reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which is likely to result in a material prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the best knowledge of the Company and the Shareholders, no threat has been made to cancel any insurance policy of the Company during such period. To the best knowledge of the Company and the Shareholders, no event has occurred, including, without limitation, the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies. The Shareholders shall have delivered to Buyer true, correct and complete copies of all insurance policies listed on SCHEDULE 4.18.

          4.19 ACCOUNTS RECEIVABLE. All trade and other accounts receivable of the Company that are reflected in the Audited Financial Statements or the Interim Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Audited Financial Statements or the Interim Financial Statements or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, except for an increase in such reserve of $50,000, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the March 31 Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the Effective Date except for the Accounts Receivable owing by Sanders Engineering Company, Inc. which will be collected in full, without any setoff by Sanders, by the second anniversary of the Effective Date. There is no contest, claim or right of set-off under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. SCHEDULE 4.19 hereto contains a complete and accurate list of all Accounts Receivable as of May 30, 1997, which list sets forth the aging of such Accounts Receivable.

          4.20 REAL PROPERTY AND LEASES. SCHEDULE 4.20 constitutes a complete and correct list of all real properties owned or leased by the Company. The Company has delivered or caused to be delivered true, complete and correct copies of all documents evidencing the ownership or the lease of the owned or leased properties reflected in SCHEDULE 4.20. The Company has good and marketable title to, or valid and enforceable leasehold interests in, all its real properties, free and clear of all Liens except (i) Liens set forth in
SCHEDULE 4.20 and (ii) Liens for current Taxes, assessments or other governmental charges not yet due and delinquent. As of the Closing, the Company and the Shareholders have no knowledge of any defects in title, Liens, adverse claims or other matters materially affecting the Company's real properties that are not disclosed in the public records.

          4.21 TITLE TO ASSETS AND PROPERTIES. The Company has good and marketable title to, or valid and enforceable leasehold interests in, all of its tangible assets and properties, free and clear of all Liens, except (i) Liens set forth in SCHEDULE 4.21 and (ii) Liens for current Taxes, assessments or other governmental charges not yet due and delinquent. The assets and properties owned or leased by the Company are in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties) and are sufficient for the continued conduct of the Company's business as presently conducted. The parties acknowledge and agree that all personal property contained in the respective offices of the Shareholders located at the Company's principal executive offices is the property of the respective Shareholders and that all other personal property relating to the business of the Company is the property of the Company.

          4.22 GOVERNMENT CONTRACTS. (a) Except as set forth on SCHEDULES 4.15 AND 4.23, the Company has complied fully with all applicable Laws, rules, policies, procedures, regulations, accounting standards, cost principles, cost accounting standards, solicitation provisions and contract clauses in conducting all past and present activities relating to Government Contracts and Government Contract procurements, including, without limitation, accounting and record keeping activities, disclosures, reports, wage and hour regulations, certifications and representations, testing and marketing activities, proposal and bid preparation and submissions, negotiations as well as contract performance. All proposals, representations, statements, disclosures, reports, invoices and certifications made in connection with Government Contracts were current, accurate and complete. There are not now, nor have there been within the last five years any government investigations or audits of the Company or any officer or employee of the Company in connection with Government Contract activities. Except as set forth in SCHEDULE 4.22 hereto, each Government Contract of the Company is expected to finish on schedule and within budget and the Company presently has no basis to conclude that existing schedules or budgets are not reasonable.

          (b) The Company has not been determined to be "non-responsible" in connection with any Government Contract procurement. Except as set forth in
SCHEDULE 4.22 hereto, the Company has not received any notice, and neither the Company nor any Shareholder is aware of any circumstances that would justify such a notice, that any of its Government Contracts have been or may be terminated, either for convenience or default. The Company is not presently debarred or suspended, or proposed for debarment or suspension from procurements or non-procurements at the federal, state or local governmental levels, and are not aware of any circumstances that would justify a proposal or decision to suspend or debar the Company from procurement or non-procurement activities.
The Company and its personnel have all necessary security clearances to perform outstanding Government Contracts and neither the Company nor any Shareholder is aware of any circumstances that may lead to the suspension or revocation of such security clearances. The Company has not engaged in any illegal, fraudulent or improper conduct in connection with Government Contract activities.

          (c) Except as set forth in SCHEDULE 4.22, none of the Government Contracts of the Company were awarded on the basis of the Company being classified as a small business, small disadvantaged business or minority-owned business under any set aside or similar program under any federal, state or local Laws or procurement regulations.

          (d) Except as set forth in SCHEDULE 4.22, neither the Company nor any Shareholder shall have received notice (whether oral or written) from, or engaged in any discussions with, any Governmental Authority regarding the termination of any Government Contract, the cessation of any delivery orders thereunder, any reduction by any Governmental Authority in the amount of its business with the Company or defective pricing.

          (e) Except as set forth in SCHEDULE 4.22, there have been no outstanding claims submitted by or against the Company in connection with its government contracting activities and the Company has no basis to conclude that any claims may be submitted by or against the Company in connection with past and present government contracting activities.

          4.23 UNDISCLOSED LIABILITIES. Except (a) as set forth in SCHEDULE 4.23, (b) as set forth in the March 31 Balance Sheet, or (c) for trade debt and accrued expenses as may have arisen in the Ordinary Course of Business after March 31, 1997, there are no debts, liabilities or obligations of any nature (whether known or unknown, accrued, contingent or otherwise) of the Company.

          4.24 CUSTOMERS AND SUPPLIERS. SCHEDULE 4.24 sets forth all customers and other Persons each of which accounted for 5% or more of the Company's revenues for the year ended December 31, 1996 ("Material Customers"). Except as set forth on SCHEDULE 4.24, (a) all Material Customers continue to be customers of the Company and none of such Material Customers has reduced materially its business with the Company from the levels achieved during the year ended December 31, 1996, and neither the Company nor any Shareholder has any reason to believe that any such reduction will occur; (b) the Company is not involved in any claim, dispute or controversy with any of its Material Customers other than claims, disputes or controversies arising in the Ordinary Course of Business which do not involve more than $5,000 in the aggregate with respect to any one Material Customer; and (c) the Company is not involved in any claim, dispute or controversy with any of its other customers or any of its suppliers which, individually or in the aggregate, could reasonably be anticipated to have a material adverse effect upon the Company's assets, properties, liabilities, financial condition, results of operations, business or prospects.

          4.25 COMPLIANCE WITH LAWS AND ORDERS. Except as set forth in SCHEDULE 4.25, (a) the Company has complied with, and is not in violation of or in default under, any Laws or Orders applicable to the Company or to its business or to any of its assets, properties or employees, (b) neither the Company nor any Shareholder has received any written or oral notice of or citation for noncompliance with any such Laws or Orders, and (c) to the best knowledge of the Company and the Shareholders, there exists no fact, condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future liability with respect to any such Laws or Orders.

          4.26 NO BROKERS', FINDERS' OR INSIDER FEES. No Person has, or immediately following the consummation of the transactions contemplated hereby will have, as a result of any act or omission of the Shareholders or the Company, any right, interest, or valid claim against the Shareholders, the Company or Buyer for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any fees or any payments or promises of payment, however characterized, which have been paid or which are or may become payable in connection with the transactions contemplated hereby to the Shareholders, the Company or any director, officer or employee of the Company, or any Affiliate of any of the foregoing.

          4.27 INTERESTS IN CLIENTS, CUSTOMERS, ETC.. Except as set forth in
SCHEDULE 4.27, none of the Shareholders have any direct or indirect interest (a) in, or is a director, officer or employee of, any entity which is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor or potential competitor of the Company, (b) in any property, asset or right which is owned or used by the Company in the conduct of its business, or (c) in any contractual relationship with the Company other than the employment of each of the Shareholders as an employee of the Company or as provided in this Agreement.

          4.28 NET ASSET VALUE; NET WORKING CAPITAL VALUE; TRADE PAYABLES. (a) The Net Asset Value of the Company as of the Closing Date shall not be less than $1,350,000 and the Net Working Capital Value of the Company as of the Closing Date shall not be less than $700,000. The balance sheet and bank accounts of the Company each reflects as of the Effective Date a cash balance of at least $3,000,000 and as of the Closing Date a cash balance of $3,000,000 plus the aggregate net income of the Company from the Effective Date through the Closing Date. If the Company's actual Net Asset Value, Net Working Capital Value and/or cash balance as of the Effective Date or the Closing Date are less than the respective amounts set forth or referred to in the preceding sentence, the amount of any such shortfall shall constitute Damages for purposes of Section 7.1.

          (b) Prior to the Closing, the Company shall have conducted its business, including, without limitation, the payment of trade payables, consistent with its sound and past business practices but in any event such trade payables shall be current within 30 days of the Closing. Prior to the Closing, the Company shall not have accelerated for the purpose of increasing its cash balances prior to Closing the receipt of any receivables other than in the ordinary course of business consistent with sound and past business practices, PROVIDED, HOWEVER, that the Company was permitted to distribute dividends to its shareholders prior to the Effective Date provided that such dividends shall not have reduced the cash balance of the Company to less than $3,000,000 as of the Effective Date and provided further that the Company shall have conducted its business as contemplated above with respect to its trade payables and receivables.

          4.29 EMPLOYEE BENEFIT PLANS; ERISA. (a) Except for the employee plans disclosed on SCHEDULE 4.29 (the "Employee Plans"), the Company does not maintain, contribute to or have an obligation to contribute to any Employee Benefit Plan (as defined in Section 3(3) of ERISA), or any other severance, bonus, stock option, stock appreciation, stock purchase, retirement, insurance, health, welfare, vacation, pension, profit-sharing or deferred compensation plan, agreement or arrangement providing benefits for employees or former employees of the Company nor has the Company or any officer or director of the Company taken any action directly or indirectly to obligate the Company to institute any such employee benefit plan.

          (b) The Company does not have any liability with respect to any plans, arrangements or practices of the type described in the preceding sentence previously maintained or contributed to by the Company, or to which the Company previously had an obligation to contribute, which could have a material adverse effect upon the assets and properties, operations, condition (financial or otherwise) or business of the Company, taken as a whole. The Shareholders previously delivered to Buyer or its counsel true, complete and correct copies of each of the Employee Plans, including all amendments thereto, and any other documents, forms or other instruments relating thereto reasonably requested by Buyer or its counsel. All Employee Plans have been maintained in full compliance with all Laws, including ERISA, and all Orders and have been administered in accordance with the terms of the applicable plan documents, except where such failure to comply could not have a material adverse effect on the assets and properties, operations, condition (financial or otherwise) or business of the Company, taken as a whole.

          (c) Except as disclosed on SCHEDULE 4.29, the Company has not made any promises or commitments to provide, and is under no obligation or liability to provide, (i) medical benefits (including through insurance) to retirees of the Company or their dependents or (ii) life insurance or other death benefits (including through insurance) to retirees of the Company or their dependents.

          (d) No Employee Plan (i) is or at any time was funded through a "welfare benefit fund" as defined in Section 419(e) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) is or at any time was subject to Title IV of ERISA, (iii) is or at any time was subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or (iv) is or at any time was a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(13) of ERISA, or Section 414(f) of the Code, or a "multiple employer plan" within the meaning of Section 413(c) of the Code. No trade or business is or, at any time within the past six years, has been, treated, together with the Company, as a single employer under Section 414 of the Code or Section 4001 of ERISA.

          (e) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and each trust created thereunder has heretofore been determined by the Internal Revenue Service ("IRS") to be exempt from tax under the provisions of Section 501(a) of the Code.

          (f) With respect to any insurance policy that has, or does, provide funding for benefits under any Employee Plan, (i) there is no liability of the Company, in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Shareholders and the Company, no such proceedings with respect to any insurer are imminent.

          (g) The execution and performance of this Agreement or any of the Ancillary Agreements will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any present or former officer, employee, director, shareholder or consultant, or former employee (or dependents of any thereof), or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, shareholder or consultant of the Company.

          (h) All contributions, transfers and payments by the Company in respect of any Employee Plan have been or are fully deductible under the Code.

          (i) No Employee Plan provides benefits to any individual who is not a current or former employee of the Company, or the dependents or other beneficiaries of any such current or former employee.

          (j) Other than routine claims for benefits, there are no Actions with respect to any Employee Plan, nor is there any basis for such Actions.

          (k) All (i) insurance premiums required to be paid with respect to,
(ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan prior to the Closing will have been paid, made or accrued on or before the Closing.

          (l) The Company has reserved all rights necessary to amend or terminate each of the Employee Plans without any Consents of any other Person.

          (m) The execution and performance of this Agreement will not result in payments (or transfers of property) which constitute "excess parachute payments" within the meaning of Section 280G of the Code.

          4.30 DISCLOSURE. Neither the Shareholders nor the Company have withheld from Buyer any material facts relating to the assets, properties, liabilities, business, operations, financial condition, results of operations or prospects of the Company. Neither this Agreement (including the Exhibits and Schedules hereto) or the Ancillary Agreements nor any other agreement, document, certificate or written statement furnished to Buyer by or on behalf of the Shareholders or the Company in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

          4.31 BOOKS AND RECORDS. The minute books of the Company that have been made available to Buyer for its inspection contain accurate and complete records of all meetings of and corporate actions or written consents by the shareholders and Board of Directors (and all committees thereof) of the Company. The stock ledgers of the Company that have been made available to Buyer for its inspection are complete and accurately reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company. All accounting, financial, reporting, business, tax, corporate and other similar books and records of the Company are true, correct and complete, have been maintained in accordance with sound business practices and accurately reflect in all material respects the business and financial condition of the Company. At the Closing, all of the books and records of the Company will be in the possession of the Company.

          4.32 BANK ACCOUNTS; POWERS OF ATTORNEY. Set forth on SCHEDULE 4.32 is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto, and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

          4.33 ABSENCE OF CERTAIN COMMERCIAL PRACTICES. To the best knowledge of the Company and the Shareholders, neither the Company nor any of its Affiliates (nor any Person acting on behalf of the foregoing) has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier or governmental employee or any other Person who is or may be in a position to help or hinder the Company.

          4.34 EMPLOYEES. SCHEDULE 4.34 contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; job title; current rate of compensation; and service credited for purposes of vesting and eligibility to participate under the Employee Plans.

          4.35 RELATED PARTY TRANSACTIONS. There are no rights, privileges or financial advantages now enjoyed by or inuring to the benefit of the Company as a result of the Company's conduct of its business or the ownership of the Company by the Shareholders which, to the best knowledge of the Company and the Shareholders, might be lost as a result of the transactions contemplated by this Agreement.

          4.36 BID PROPOSALS. SCHEDULE 4.36 lists all currently outstanding bid proposals of the Company and the outcome of all bid proposals of the Company since December 31, 1996.


SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER
            ---------------------------------------

          Buyer represents and warrants to the Shareholders that:

          5.1 INVESTMENT INTENT. The Shares are being purchased for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act.

          5.2 VALIDITY OF AGREEMENTS. This Agreement and the Ancillary Agreements constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms. Buyer has the corporate power and authority to enter into this Agreement and the Ancillary Agreements and to undertake and perform fully the transactions contemplated hereby or thereby. All necessary corporate action has been taken by and on behalf of Buyer with respect to the authorization, execution, delivery and performance of this Agreement and the Ancillary Agreements.

          5.3 NO BREACH. Neither the execution and delivery of this Agreement or the Ancillary Agreements by Buyer nor the performance of its obligations hereunder or thereunder will violate, conflict with or result in a breach of any Laws, Orders, the Articles of Incorporation or Amended and Restated Regulations of Buyer.

          5.4 NO BROKERS', FINDERS', OR INSIDER FEES. No Person has or, immediately following the consummation of the transactions contemplated hereby, will have, as a result of any act or omission of Buyer, any right, interest or valid claim against the Shareholders, the Company or Buyer for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement nor are there any fees or any payments or promises of payment, however characterized, which have been paid or which are or may become payable in connection with the transactions contemplated hereby to Buyer or any Affiliate of Buyer.


SECTION 6.  POST-CLOSING COVENANTS
            ----------------------

          6.1 GENERAL. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request, including, without limitation, any actions necessary to obtain any consent or novation with respect to any Government Contract.

          6.2 LITIGATION SUPPORT. In the event and for so long as any party actively is contesting or defending against any Actions of third parties after the Closing in connection with (a) any transaction contemplated by this Agreement or the Ancillary Agreements or (b) any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing involving the Company, each of the other parties shall cooperate in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 7 below).

          6.3 TRANSITION. Neither the Shareholders nor the Company shall take any action that is designed or intended to have the effect of discouraging any actual or potential lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

          6.4 COOPERATION ON TAX MATTERS. Buyer, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any tax return, amended tax returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. The Company shall file or cause to be filed the 1996 Tax Returns within sixty days of the Closing Date and Bennie Smith shall pay any and all Taxes shown on such tax returns prior to the first anniversary of the Effective Date7yy.

SECTION 7.  INDEMNIFICATION AND SURVIVAL
            ----------------------------

          7.1 INDEMNIFICATION BY THE SHAREHOLDERS. Subject to the terms and conditions of this Section 7, in the event that any Shareholder or the Company breaches any of their covenants or agreements contained herein, or there is any inaccuracy in any representations or warranties made by the Shareholders or the Company, then the Shareholders shall, jointly and severally, indemnify, defend and hold harmless Buyer (which for purposes of this Section 7 shall include the stockholders, directors, officers, employees, agents of Buyer and Affiliates of Buyer) from and against any Damages affecting Buyer as a result of or relating to such breach or inaccuracy or resulting, directly or indirectly, from or arising in connection with the Company's failure to qualify as a foreign corporation in jurisdictions in which such qualification was required.

          7.2 INDEMNIFICATION BY BUYER. Subject to the terms and conditions of this Section 7, in the event Buyer breaches any of its covenants or agreements contained herein, or there is any inaccuracy in any representations or warranties made by Buyer, then Buyer shall indemnify, defend and hold harmless the Shareholders from and against any Damages affecting the Shareholders as a result of or relating to such breach or inaccuracy.

          7.3 DIRECT CLAIMS. In the event the Shareholders or Buyer (the "Claimant") desires to make a claim for indemnification pursuant to Sections 7.1 or 7.2 hereof against the other (the "Indemnitor"), the Claimant shall give prompt written notice of the claim to the Indemnitor, describing, in reasonable detail, the nature of the claim. Failure to give such notice shall not affect the indemnification provided hereunder except to the extent that such failure shall have actually and materially prejudiced the Indemnitor as a result thereof.

          7.4 THIRD PARTY CLAIMS. (a) If any third party shall notify one of the Shareholders or Buyer (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the Shareholders or Buyer (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing. Failure to give such reasonable notice shall not affect the indemnification provided hereunder except to the extent that such failure shall have actually and materially prejudiced the Indemnitor as a result thereof.

          (b) Any Indemnifying Party will have the right to assume and thereafter conduct at his or its own expense the defense of the Third Party Claim with counsel of his or its choice, which shall be reasonably satisfactory to the Indemnified Party; PROVIDED, HOWEVER, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each Indemnified Party. If the Indemnifying Party assumes the defense then the Indemnified Party may participate in, but not control, any such defense or settlement, at the Indemnified Party's sole cost and expense.

          (c) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 7.4(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably deems appropriate. The costs of such defense shall be included in determining the Damages relating to the Third Party Claim.

          (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of each of the Indemnifying Parties, which consent shall not be unreasonably withheld.

          7.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, warranties, covenants and obligations of the Shareholders, the Company and Buyer contained in this Agreement, the Schedules and any certificate or document delivered pursuant to this Agreement shall survive the Closing hereunder and continue in full force and effect indefinitely.

          7.6 RIGHT OF SET-OFF. Upon notice to the Shareholders specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under Section 7.1 against amounts otherwise payable under the Notes and with respect to the amounts payable under Section 4 of the Shareholders' employment agreements. Subject to Section 7.8, Buyer shall be entitled to determine which Note or Notes and the amounts thereunder that shall be subject to set-off and which portions of the amounts payable under Section 4 of the Shareholders' employment agreements shall be subject to set-off. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Notes or a breach of the Shareholders' employment agreements with respect to the amounts payable under Section 4 thereof. Neither the exercise of, nor the failure to, exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

          7.7 NON-EXCLUSIVE REMEDY; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. The remedies provided in Section 7.1 and 7.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the Shareholders. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

          7.8 LIMITATION; ADJUSTMENTS. Notwithstanding anything in Section 7.1 to the contrary, (a) except with respect to Section 4.28 or Damages related to the Company's failure to qualify as a foreign corporation in jurisdictions in which such qualification was required, no Shareholder shall be obligated to indemnify any Person otherwise entitled to indemnification under this Agreement unless and until the aggregate amount of all Damages exceeds $100,000 (the "Deductible"), and then only to the extent that such Damages exceed the Deductible, and (b) Scott Doxey and Robert Newberry's obligations under Section
7.1 shall be limited, on a claim by claim basis, to an amount equal to the aggregate Damages for which any Person is entitled to indemnification multiplied by their respective percentage ownership interest in the Company as of the Closing Date. The Deductible shall not be applicable for any indemnification claim based on the inaccuracy of any representation or warranty set forth in
Section 4.28 or the Company's failure to qualify as a foreign corporation in jurisdictions in which such qualification was required. Amounts paid to or on behalf of Buyer or the Shareholders as indemnification shall be treated as adjustments to the Purchase Price.


SECTION 8.  MISCELLANEOUS
            -------------

          8.1 WAIVERS AND AMENDMENTS. This Agreement may be amended or modified only by an instrument in writing duly executed by the parties to this Agreement.

          8.2 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                           If to Buyer:

                           OHM Corporation
                           5335 Triangle Parkway, Suite 450
                           Norcross, Georgia  30092
                           Attention:  Steven E. Harbour
                                       Vice President, Legal and Secretary

                           With a copy to:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, Ohio 44114
                           Attention:  Thomas C. Daniels, Esq.

                           If to the Company:

                           Beneco Enterprises,Inc.
                           P.O. Box 1550
                           Sandy, Utah  84091
                           Attention:  President

                           If to the Shareholders:

                           Bennie Smith, Jr.
                           76 E. 6790 South
                           Midvale, Utah  84047

                           Robert Newberry
                           76 E. 6790 South
                           Midvale, Utah  84047

                           Scott Doxey
                           76 E. 6790 South
                           Midvale, Utah  84047

                  With a copy to:

                           Kirton & McConkie
                           1800 Eagle Gate Tower
                           60 East South Temple
                           Salt Lake City, Utah 84145
                           Attention:  Patrick S. Hendrickson, Esq.
                           Fax No.: (801) 321-4693

          8.3 FEES AND EXPENSES; TRANSFER TAXES. Except as provided in the next sentence, each of Buyer, on the one hand, and the Shareholders, on the other hand, shall bear his or its own costs and expenses (including attorneys' and advisors' fees and expenses) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby. The Shareholders shall be responsible for, and shall bear or pay, the costs and expenses (including attorneys' and advisors' fees and expenses) incurred by the Company in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby. All stamp, transfer, documentary, sales, use, recording, registration or other similar Taxes and fees (including any penalties or interest) incurred by Buyer, the Company or the Shareholders in connection with the transactions contemplated hereby shall be the responsibility of the Shareholders and shall be timely paid by the Shareholders.

          8.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the parties hereto. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by the Shareholders or Buyer except that Buyer may assign this Agreement and any provision hereof to any Affiliate of Buyer without the consent of the Shareholders.

          8.5 CHOICE OF LAW. This Agreement shall be governed by and construed and interpreted in accordance with the internal, substantive laws of the State of Ohio. The Shareholders hereby consent and submit themselves to the jurisdiction of the courts of the State of Ohio for the purposes of any legal action or proceeding arising out of this Agreement.

          8.6 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          8.7 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

          8.8 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Unless the context otherwise requires, any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder. Unless the context otherwise requires, the use of the singular shall include the plural, the use of the masculine shall include the feminine, and vice versa. The word "including" shall mean including without limitation.

          8.9 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          8.10 HEADINGS AND RECITALS. The section Headings and Recitals contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          8.11 COUNTERPARTS. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          8.12 ARBITRATION. Except as otherwise expressly provided herein, all claims, disputes and other matters in question between the parties to the Agreement, arising out of or in any way relating to this Agreement or the breach thereof, shall be decided by arbitration in accordance with the rules of the American Arbitration Association then in effect unless the parties mutually agree otherwise. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notice of the demand for arbitration shall be filed in writing with the other parties to this Agreement and with the American Arbitration Association. The demand shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by this Agreement or the applicable statute of limitations. The arbitration shall be before a single arbitrator who shall interpret this Agreement in accordance with the laws of the State of Ohio. The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction thereof.

          8.13 DIVESTMENT. If OHM determines to divest the Company while the Shareholders remain employed by the Company, OHM shall (i) provide the Shareholders with thirty days notice prior to any such divestment and (ii) permit the Shareholders to submit a proposal to acquire the Company from OHM.






                       REMAINDER INTENTIONALLY LEFT BLANK

          IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the day and year first above written.


                                OHM CORPORATION



                                By:  /S/ Kris E. Hansel
                                     ------------------------------------------
                                     Name:  Kris E. Hansel
                                     Title: Vice President &
                                            Controller


                                BENECO ENTERPRISES, INC.


                                By:  /S/ Bennie Smith, Jr.
                                     ------------------------------------------
                                     Name:  Bennie Smith, Jr.
                                     Title: President


                                /S/ Bennie Smith, Jr.
                                -----------------------------------------------
                                Bennie Smith, Jr.


                                /S/ Robert Newberry
                                -----------------------------------------------
                                Robert Newberry


                                /S/ Scott Doxey
                                -----------------------------------------------
                                Scott Doxey